SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C. 20549

                           ___________________

                               Form 8-K


                            CURRENT REPORT

                  Pursuant to Section 13 or 15(d) of
                 the Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported):   6-24-98



                     AMERON INTERNATIONAL CORPORATION
           (Exact name of registrant as specified in its charter)



         Delaware                   1-9102                77-0100596
(State or other jurisdiction      (Commission           (I.R.S. Employer
of Incorporation)                 File Number)          Identification No.)



          245 South Los Robles Ave., Pasadena, California        91101
              (Address of principal executive offices)         (Zip Code)


Registrant's telephone number, including area code   (626) 683-4000



















Item 5   Other Events.

     The attached announcement was released to the news media on June 24, 1998.



























                                          SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                              AMERON INTERNATIONAL CORPORATION



Date: June 26, 1998           By:_______________________________
                                 Javier Solis
                                 Senior Vice President and Secretary


NEWS RELEASE
June 24, 1998

Contacts:
Gary Wagner, Senior Vice President, Chief Financial Officer, and Dan Stracner, Vice President, Public Affairs: 626/683-4000

     Pasadena, Calif.--Ameron International Corporation (NYSE: AMN) today reported diluted earnings of $1.09 per share on sales of $137 million for its second quarter, which ended May 31, 1998. This compares to $1.30 per share on sales of $131.5 million for the same period in 1997. Year-to-date diluted earnings were 86 cents per share on sales of $239.5 million, compared to $1.53 per share on sales of $239.8 million last year.

     As expected, the quarterly earnings shortfall was due in large part to a strike that stopped work at Ameron's largest steel pipe plant for six weeks, including the bulk of the first month of the second quarter. In addition, heavy El Nino rainfall early in the quarter continued delaying shipments to jobsites in the West. Now that the rain has subsided and operations have returned to normal, sales are meeting expectations. The concrete and steel pipe business recently received $54 million in new orders, including a major tunnel liner contract for the Metropolitan Water District in Southern California and a large pipeline contract in Colombia. The backlog for this business is currently the largest in the company's 91-year history.

     Three primary factors impacted quarterly and year-to-date earnings for Ameron's worldwide protective coatings business: severe El Nino weather that hampered projects in the western and Gulf regions in the first quarter and early in the second quarter; competitive pressures in industrial maintenance markets in the U.S. and Europe; and start-up, integration and system-conversion costs associated with Ameron's recent acquisition of Croda Coatings, which included plants in England, Australia and New Zealand.

     Ameron's global fiberglass pipe business reported significantly higher sales and earnings for the quarter and first half, with domestic and European operations both making strong contributions. The increase was driven in part by strong demand for fuel-handling pipe systems, including Ameron's new rigid coaxial products.

     Results from Ameron's construction products business in Hawaii also continued to improve in the second quarter, partly because of increased demand from the private sector. However, the outlook for construction activity in the Islands remains uncertain because of the sluggish economy and the potential impact of the Asian economic crisis on tourism.

     "As we forecasted, we had a tough first half, primarily because of weather problems and project delays in two of our core businesses, as well as the strike," said James S. Marlen, Ameron chairman, president and chief executive officer. "We're now accelerating deliveries wherever possible, and we expect considerable improvement in the second half." Marlen noted that the main point of contention in the strike was union participation in healthcare costs. "We felt that management had to take a stand on this issue since it had long-term implications for the company. We believe we now have an equitable agreement with the unions."

     Early in the third quarter, Ameron and Tokyo Steel announced their intention to sell their ownership in Tamco, a steel mini-mill and rebar manufacturer in Southern California. Ameron owns 50% of Tamco, which is treated as an unconsolidated affiliate, and Tokyo Steel owns 25%. A leading supplier of rebar in the western United States, Tamco had sales of $139 million in 1997. "Tamco is a very solid, successful business with which Ameron has enjoyed a long and prosperous affiliation," Marlen said. "The reason we have decided to divest is that Tamco is not a core business for Ameron and not part of our long-range strategic plan. Resources from the divestiture will be redeployed into our core businesses to support our growth strategy."

     Cautionary statement for purposes of the "Safe Harbor" provisions of "The Private Securities Reform Act of 1995": Any of the above statements that refer to Ameron's estimated or anticipated future results are forward-looking and reflect the Company's current analysis of existing trends and information. Actual results may differ from current expectations based on a number of factors affecting Ameron's businesses, including competitive conditions and changing market conditions. Matters affecting the economy generally, including the state of economics worldwide, can affect the Company's results. These forward-looking statements represent the Company's judgment only as of the date of this communication. Since actual results could differ materially, the reader is cautioned not to rely on these forward-looking statements. Moreover, Ameron disclaims any intent or obligation to update these forward-looking statements.

                Ameron International Corporation
                Consolidated Statements of Income
                  Second Quarter Ended May 31,
         (In thousands except share and per share data)

                                                  1998             1997
                                                ---------       ---------
Sales                                           $136,974        $131,525
Cost of Sales                                    100,648          96,317
                                                ---------       ---------
Gross Profit                                      36,326          35,208
Selling, General and Administrative Expenses      29,598          26,449
                                                ---------       ---------
Operating Profit                                   6,728           8,759
Royalty, Equity and Other Income                   3,692           2,326
                                                ---------       ---------
Income before Interest and Income Taxes           10,420          11,085
Interest, net                                      3,393           3,098
                                                ---------       ---------
Income before Income Taxes                         7,027           7,987
Income Taxes                                       2,537           2,717
                                                ---------       ---------
Net Income                                      $  4,490        $  5,270
                                                =========       =========
Basic Net Income Per Share (Based on
  Weighted Average Shares Outstanding
  of 4,009,773 Shares in 1998 and  4,002,001 Shares in 1997)
                                               $   1.12        $   1.32
                                                =========       =========
Diluted Net Income Per Share (Based on
  Diluted Common Shares Outstanding
  of 4,115,941 Shares in 1998 and  4,069,733 Shares in 1997)
                                                $   1.09        $   1.30
                                                =========       =========
Cash Dividends Paid                             $    .32        $    .32
                                                =========       =========


                Ameron International Corporation
                Consolidated Statements of Income
                    Six Months Ended May 31,
         (In thousands except share and per share data)

                                                   1998            1997
                                               ---------       ---------
Sales                                           $239,500        $239,786
Cost of Sales                                    178,972         176,895
                                               ---------       ---------
Gross Profit                                      60,528          62,891
Selling, General and Administrative Expenses      54,644          52,732
                                               ---------       ---------
Operating Profit                                   5,884          10,159
Royalty, Equity and Other Income                   5,463           4,945
                                               ---------       ---------
Income before Interest and Income Taxes           11,347          15,104
Interest, net                                      5,886           5,554
                                               ---------       ---------
Income before Income Taxes                         5,461           9,550
Income Taxes                                       1,911           3,342
                                               ---------       ---------
Net Income                                      $  3,550        $  6,208
                                               =========       =========
Basic Net Income Per Share (Based on
  Weighted Average Shares Outstanding
  of 4,009,773 Shares in 1998 and  4,002,001 Shares in 1997)
                                                    0.89        $   1.55
                                               =========       =========
Diluted Net Income Per Share (Based on
  Diluted Common Shares Outstanding
  of 4,115,941 Shares in 1998 and  4,069,733 Shares in 1997)
                                                $   0.86        $   1.53
                                               =========       =========
Cash Dividends Paid                             $    .64        $    .64
                                               =========       =========

                Ameron International Corporation
               Consolidated Statements of Cashflow
                    Six Months Ended May 31,
                         (In thousands)
                                                 1998             1997
                                               ---------       ---------
Operating Activities
  Net Income                                    $  3,550        $  6,208
  Adjustments to Reconcile
    Net Income to Net Cash                        11,776           9,402
  Changes in Operating Assets
    and Liabilities                              (13,935)        (36,419)
                                                ---------       ---------
Cash Provided (Used) By Operations                 1,391         (20,809)

Investing Activities
  Proceeds from Sale of Assets                       326             355
  Additions to Property, Plant
    and Equipment, and Acquisitions              (61,129)        (11,496)
  Other, Net                                        (699)         (1,518)
                                                ---------       ---------
Cash Used by Investing Activities                (61,502)        (12,659)

Financing Activities
  Short and Long-Term Borrowings, Net             58,633          31,275
  Dividends on Common Stock                       (2,566)         (2,561)
  Other, Net                                         343             628
                                                ---------       ---------
Cash Provided by Financing Activities             56,410          29,342

Effect of Exchange Rate Changes on Cash              (69)           (354)
                                                ---------       ---------
Net Change in Cash                              $ (3,770)       $ (4,480)
                                                =========       =========

                Ameron International Corporation
                   Consolidated Balance Sheets
                         (In thousands)
                                                 May 31,       November 30,
                                                  1998            1997
                                                ---------       ---------
ASSETS
Current Assets
  Cash and Equivalents                          $  6,078        $  9,848
  Receivables, Net                               129,258         122,352
  Inventories                                    125,993          95,752
  Other                                           13,024          13,340
                                                ---------       ---------
    Total Current Assets                         274,353         241,292
Investments and Advances -
  Affiliated Companies                            33,689          33,777
Property, Plant and Equipment, Net               161,288         127,678
Other Assets                                      28,683          30,478
                                                ---------       ---------
  Total Assets                                  $498,013        $433,225
                                                =========       =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Short-Term Borrowings                         $  1,311        $    715
  Current Portion of Long-Term Debt               17,645          17,654
  Trade Payables                                  43,106          31,988
  Accrued Liabilities and Other                   39,845          36,908
                                               ---------       ---------
    Total Current Liabilities                    101,907          87,265
Long-Term Debt, Less Current Portion             201,117         140,917
Other Liabilities                                 43,627          52,061
                                               ---------       ---------
  Total Liabilities                              346,651         280,243
Stockholders' Equity
  Common Stock                                    12,969          12,946
  Additional Paid-In Capital                      17,289          16,969
  Retained Earnings                              172,553         171,569
  Cumulative Translation Adjustments              (8,670)         (5,726)
  Treasury Stock                                 (42,779)        (42,779)
                                                ---------       ---------
    Total Stockholders' Equity                   151,362         152,982
                                               ---------       ---------
  Total Liabilities and Stockholders' Equity    $498,013        $433,225
                                               =========       =========